Exhibit 23.4

CONSENT OF MICHAEL P. RICHARDSON, P.E.

I hereby consent to the incorporation by reference into this Registration Statement on Form S-3 (the “Registration Statement”) of Rare Element Resources Ltd. (the “Company”) of the mineral reserve estimates and other analyses performed by me in my capacity as an independent consultant to the Company, which are set forth in the Company’s Transition Report on Form 10-K for the six-month period ended December 31, 2012, and any prospectus, amendments or supplements thereto. I also consent to all references to me contained in such Registration Statement, under the heading “Experts,” including in any future prospectus, amendments or supplements thereto.

/s/ Michael P. Richardson
Michael P. Richardson, P.E.

June 10, 2013

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